Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference into Registration Statement No. 333-198063 on Form S-8 of Dealertrack Technologies, Inc. filed on August 11, 2014 of our report dated May 13, 2014, relating to the consolidated financial statements of Dealer Dot Com, Inc. as of December 31, 2013 and 2012 and for the three years in the period ended December 31, 2013, which appears in the Current Report on Form 8-K/A of Dealertrack Technologies, Inc. dated August 11, 2014.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
August 15, 2014